Exhibit 99.1

Information Relating to Part II.

Item 14	Other Expenses of Issuance and Distribution.

The expenses in connection with the offer and sale by Cabot Corporation of $250 million aggregate principal amount of 3.400% notes due 2026, registered pursuant to an automatically effective shelf registration statement on Form S-3 (Registration No. 333-213088) that was filed with the Securities and Exchange Commission (“SEC”) on August 11, 2016, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the SEC registration fee under the Securities Act of 1933, as amended (the “Securities Act”).

SEC registration fee under the Securities Act	$25,175
Legal fees and expenses	365,000
Rating agency fees	315,000
Accounting fees and expenses	112,000
Trustee fees and expenses	6,500
Printing and engraving expenses	9,100
Miscellaneous	2,225

Total	$835,000